Exhibit 99.2

Summer Infant, Inc.

Fourth Quarter and Full Year 2008 Conference Call

March 11, 2009

Operator:                              Good afternoon ladies and gentlemen and welcome to the Summer Infant Fourth Quarter and Full Year 2008 Conference Call.  On the call today for the company are Jason Macari, Chief Executive Officer and Joe Driscoll, Chief Financial Officer.  By now everyone should have access to the earnings release which went out today at approximately 4:00 p.m. Eastern Time.  If you have not received the release it is available on the investor relations portion of Summer Infant’s website at www.summerinfant.com.  The call is being recorded and webcasted and the replay will be available on the company’s website as well.

Before we begin, we’d like to remind everyone that the prepared remarks contain forward-looking statements and management may make additional forward-looking statements in response to your questions.  These statements do not guarantee future performance and therefore undue reliance should not be placed upon them.  There are many factors that can result in actual performance differing from projections and forward-looking statements.  We refer all of you to the risk factors detailed in the company’s annual report on Form 10-K for the fiscal year ended December 31st, 2007 filed on March 27th, 2008 subsequent filings with the Securities and Exchange Commission.  Summer Infant assumes no obligation to revise any forward-looking projections that may be made on today’s release or call.

With that, I would now like to turn the conference over to Mr. Jason Macari.  Please go ahead.

Jason Macari:                      Thank you.  Good afternoon everyone and thanks for joining us.  On the call today I would like to discuss our accomplishments in 2008, what we are seeing in the current market, as well as highlights from — as well as highlight some of our current initiatives.  Then Joe will walk you through the financials.  Finally, I will discuss our 2009 outlook and then we will open up the call for your questions.

2008 was a very successful year with strong performance despite a challenging environment.  We believe these solid results are a testament to the strength, quality and value proposition of the Summer Infant brand in addition to the resilience of the juvenile category.  Our total pro forma revenues exceeded the high end of our revenue guidance that we issued on our first quarter earnings call following our two acquisitions.

Our organic revenue also exceeded the guidance we originally issued back in December 2007 of 95 to 100 million, as organic revenues excluding acquisitions grew 41% in 2008 despite a pull back in the broader consumer market.  While we did face a number of cost headwinds, including increases in commodity prices in the U.S. and China as well as other input costs in China we were able to meet our pro forma EBITDA and EPS guidance.

Our 2008 results continue to be driven by our expansion into new retailers and increasing our store footprint with existing retailer chains, as well as introducing new, innovative products which have resonated well with our customers.  In addition, we’ve successfully completed two very strategic acquisitions.  We remain committed to our growth strategy but we are also making sure we take actions to adjust our cost structure in order to weather the current economic environment.  We are confident that we will be able to withstand the challenges ahead in 2009 and that we will be well positioned when growth trends turn to a more normalized level.

I would like to take a moment to address what we are seeing in the overall market.  Despite the fall in demand for the first nine months of the year, we did see some softness and volatility in retailer — in retail customer ordering in the fourth quarter due to the slower consumer spending environment.  We have seen a solid increase in point-of-sale data over the past two months relative to the fourth quarter.  The improvement in point-of-sale data has led to increased orders from our customers in February and March.  However, shipments in January were relatively light due to the sharp reduction of inventory levels at our major retail partners heading into their January fiscal year end.

I would now like to update you on some of the key initiatives we have in place regarding our growth strategy and also the adjustments we are making to our business given the current environment.  First, we continue to strategically add new products to our line up.  Our 2009 product offering further expands our presence in new and core categories.  It’s already resonating well with consumers and driving incremental shelf space at our retailers for the year ahead.  The product lines we acquired from Basic Comfort which have since rebranded under the Summer Infant name and the Kiddopotamus line, a brand which we have retained, are performing well in both new and existing retail locations.  Also, our new line of products marketed under the Carter’s brand has had very good sell through at the retail level.  We also continue to gain additional shelf space at almost all our major retailers.  We are very excited about the opportunity to expand distribution within all our retail customers’ networks.

Second, we continue to reevaluate and refine our product portfolio to ensure we are focusing on the best selling, most profitable products.  We initiated a new plan to review our current product portfolio to ensure that our category and product — categories and products meet new standards of profitability.  In addition, we plan to reduce the number of SKUs — SKUs — we are carrying in order to focus more energy on our best selling products and on generating greater profitability for these items.  We remain dedicated to product development as the cornerstone of our strategy.  That said, we believe it’s prudent in the current economic environment to focus on bringing products to market that we see immediate opportunities in and invest less resources on the new product categories where we have less visibility and customer reception or which may take longer to sell.  However, we still see a major opportunity to grow our business for new product introductions.

Third, we continue to focus on cost cutting measures in all areas of our business and identifying ways to streamline without sacrificing the quality of our products or the service we provide to our customers.  We expect gross margins to benefit from the engineered products, favorable negotiations with suppliers and lower commodity costs which will begin to positively impact margins by the second quarter.

So in summary, I am very pleased with our solid execution 2008 despite a tough market.  We remain confident in our ability to weather these challenging times and feel we are well positioned as one of the only public companies, pure plays really, in this large, attractive market.  With that, I would like to turn the call over to Joe to run through the financials.

Joe Driscoll:                        Thanks Jason.  I will begin with an overview of Summer’s results for the fourth quarter and the full year.  Net revenues for the fourth quarter of 2008 were 34.4 million, an increase of 46% compared to the year ago quarter.  Organic revenue, excluding the impact for Basic Comfort and Kiddopotamus acquisitions, increased 19% year-over-year.  This solid, double digit growth was generated in a very difficult retail environment.  Our retail customers ordered very conservatively in the fourth quarter based on uncertain consumer demand yet we were still able to generate significant increases year-over-year.

Gross profit for the fourth quarter of 2008 was 12.1 million, a 40% increase year-over-year.  Gross margin in the fourth quarter decreased to 35.3% from 37% in the fourth quarter of 2007.  The decrease in year-over-year margin percentage was the result of the increased cost in products manufactured in China, due to the devaluation of the U.S. dollar as well as increases in labor and commodity costs.  On a sequential basis however, gross margin increased 30 basis points from Q3.

Looking ahead, commodity prices have retreated recently and we anticipate that this should benefit our gross margin by the second quarter.  As Jason mentioned, we are constantly reviewing and refining our product mix portfolio to ensure we stay focused on the best selling items, particularly in the current environment.

Selling, general and administrative expenses for the fourth quarter of 2008, excluding depreciation, amortization and non-cash stock option expense totaled 9.4 million compared to 6.4 million in last year’s fourth quarter.  SG&A as a percent of revenues was 27.3%, the same percentage as the year ago quarter.  In December we experienced a sharp increase in shipments following significant de-stocking at the retail level in October and November.  While our ability to meet this demand for 2009 product placements led to higher revenue, we experienced an increase in freight costs related to expedited shipments in December, primarily related to new product introductions.

In addition, selling cost increased due to more aggressive promotional activity which was implemented in conjunction with our retail partners.  Finally, we saw increased costs related to product quality testing due to greater CPST regulations.  Going forward we expect freight costs will decline from the fourth quarter levels, however we do see significant promotional activity continuing in 2009 and also expect the product quality testing costs to be higher year-over-year.  As Jason mentioned, we are looking at our entire cost structure and are implementing reductions in a number of areas.

EBITDA was 2.7 million for the fourth quarter of 2008, an increase of 21% from the fourth quarter of 2007.  EBITDA margin was 8% compared to 9.6% in the year ago quarter.  Earnings per share totaled $0.06 per share for the quarter versus $0.07 per share in last year’s fourth quarter, excluding deal related expenses.  Our income tax rate for fiscal 2008 decreased to 32.7% as we continue to implement tax savings strategies in the fourth quarter.  Looking ahead, we expect the tax rate of 2009 to be approximately 33%.

Now I would like to review our full year results.  Net revenues were 132.4 million, an increase of 64% year-over-year.  Included in this growth percentage is a 41% organic growth rate, excluding acquisitions.  EBITDA, excluding deal related fees for 2008 totaled 12.8 million, a 60% increase from 2007.  EBITDA margin was 9.7% for 2008 versus 10% for 2007.  Gross margin percentage decreased in 2008 but SG&A improved by 220 basis points due to leveraging of fixed costs.

Consistent with last quarter we are presenting pro forma results for the full year.  These results reflect the performance of Basic Comfort and Kiddopotamus prior to being part of Summer Infant.  On a combined pro forma basis for 2008 the results were as follows.  Net revenues totaled 138.3 million.  EBITDA totaled 13.8 million and earnings per share totaled $0.37 per share.  Our guidance for full year 2008 included these pro forma results.  We exceeded our revenue guidance and equaled the EBITDA and EPS guidance for the year.

In terms of the balance sheet, as of December 31, 2008 we had approximately 1 million of cash and 43.9 million of debt.  On a pro forma basis the net debt to EBITDA ratio was 2.9 times as of December 31st.  The majority of the debt matures in fiscal 2011.  In addition, we haven’t had any issues with our lenders in terms of being able to access our credit line and are in compliance with all debt covenants.  Also note that the 3.6 million warrants that are currently outstanding which have an exercised price of $5 are going to expire in April 2009.

With that, I would now like to turn the call back over to Jason.

Jason Macari:                      Thanks Joe.  We are encouraged by the performance of our new and existing products and believe 2009 will be a strong year.  We have gained shelf space at most all of our retail customers in 2009 and are focused on new opportunities through 2009 and 2010.  However, in light of the lack of visibility in consumer spending inordinately over the past several months, we are simply cautious heading into 2009 and are therefore refraining from issuing full year guidance at this time.

Based on what we have seen so far, we do expect Q1 sales and earnings to be flat or slightly below Q4 results primarily due to softness in January.  However, we are very excited about our 2009 product line up and our continued solid performance at retail despite the challenging environment.  We remain focused on cost cutting measures in all areas of our business as we work to streamline our cost structure in the current environment.  Despite these uncertain economic times, we remain focused on executing our strategy as it becomes even more crucial to differentiate your product, build your brand, identify ways to reduce cost in best selling items through innovation as we continue to communicate the value proposition of our products.  We believe our performance in 2008 solidified our position as one of the significant players in the juvenile industry and look forward to the opportunities ahead as we continue to grow our business.

With that, I would like to turn the call back to the Operator and open it up for questions.

Operator:                              Thank you.  Today’s question and answer session will be conducted electronically.  If you would like to ask a question you may do so by pressing the star key, followed by the digit one on your touchtone phone.  If you are joining us on a speaker phone please make sure your mute function is off to allow your signal to reach our equipment.  Again, that is star one if you have a question.

And our first question comes from Scott Vanwinkle with Canaccord Adams.

Scott Vanwinkle:                Hi, thank you.  A couple questions, Jason can you give us a kind of a bigger picture look at what you think the consumer is doing as far as where they’re spending their money now?  Is the mass market picking up a share or your largest customer?  Is it still the destination for infant and children’s products?  What do you see happening out there in retail?

Jason Macari:                      Well, what I’ve seen is really a gravitation towards two ends of the spectrum really.  You have one set of customers that are really shopping price and then you have the other set of customers that are still continuing to shop for, you know, better products that have greater value.  So, it’s kind of a polarization I see and I see the middle being the place that’s kind of, if anything, flat or down.  Our business is primarily focused on better, best offerings and we feel that many of our products are not down over last year.  They’re still holding their own and strong sell through.

We also have a greater selection of products in most of our categories so, you know, new products have been releasing right along over the fourth quarter and into the first quarter this year.  And we’re finding that interestingly enough, we can still trade people up although the, I would say the middle is where people are moving away from.  It’s either they’re going for the better products or they’re going for price.  There’s not a lot in the middle.

Scott Vanwinkle:                And you mentioned, Joe might have mentioned some commercial activity in the fourth quarter.  What type of commercial activity?  Are you seeing any coupons or I’m wondering what the consumer is responding to.

Jason Macari:                      Yes, I’ll take that one.  We’ve seen a variety of commercial activity from our retail partners, everything from one day sales to temporary price reductions for a week time period, increased ad activity, increased online activity, free freight.  You know, the retailers are simply recognizing that consumers right at this moment are responding to, you know, those kind of activities.  And you know, I would say the ones that seem to be working best are the ones that are extended periods of time, one to two weeks and that are being driven through some type of you know, ad activity.  Those are definitely very impactful.  The one day sales and the, you know, the quick hits, they do drive some sales.  We had some interesting sales last year on the green Friday, the day after Thanksgiving.  It was just interesting to see that you could drive business to baby, into baby which I thought was very interesting.  But in general, I would say that there are, retailers are simply being aggressive going after those consumers and driving them into the stores.

Scott Vanwinkle:                 And would it be fair, you look at the categories you sell into, are the more durable items a little softer, you know things like gear, rather than you know, the Kiddopotamus line or the Basic Comfort lines?  Those seem like, a little less durable items.  Is that kind of the way its playing out that the more expensive stuff is where the weakness is and you know, people are still using and consuming the products the way they have in the past?

Jason Macari:                      Our personal experience and you know, we’ve heard different things about different products or categories within the industry, within the juvenile industry but within our line I would say that durables have been really strong and soft goods have been feeling strong on the, you know, the wearable blankets which are the Kiddopotamus products, SwaddleMe, et cetera.  Where we find if there’s any weakness I would say it’s in the larger items, whether it be gear or whether it be furniture and even bedding because, you know, those are the big purchases that Mom and you know, the parents or Grandparents might be putting off ‘til they kind of start feeling a little better about the economy.

It was interesting that you know, things did go a bit on hold for a lot of people I think back in October of last year and we saw retail definitely drop after that which I’m sure everybody has seen.  But then it was interesting how it kind of picked up quicker after Christmas.  So, our retail point-of-sale information started picking up in maybe the second week of January.  So I think it was a little bit of, you know, pent up demand that kicked in a little earlier in the quarter.  It didn’t necessarily help us in January but it will help us going forward.  January, as you know, a lot of retailers end their fiscal years at the end of January so there was definitely a noticeable contraction of inventory.  And so our January was a little soft but February and March have picked back up to what I would call normalized rates.

Scott Vanwinkle:                Now, you know, with retailers kind of cleaning up the balance sheet at fiscal year end, did that slow the pace of you know, store resets and taking on new products?  I think you normally have fell in with the summer time frame for January placement.

Jason Macari:                      I think most retailers have been holding steady, with a couple exceptions.  Most retailers have been holding to their normal resets in hopes of stimulating new business.  New products definitely drive this category or many of our categories.  And it’s interesting to note that, you know really every two and half years we have 100% of new customers based on, you know, the birth rate in the U.S. and the number of births per family.  But what’s interesting is that it still comes back to new products.  You know, consumers get excited.  Retailers get excited.  They promote.  They get behind new items so each year I think the consumer is looking for that newness on the shelf.

Scott Vanwinkle:                Right.  And just the last question, you know, maybe for Joe but when you look at trying to control cost in this environment, what’s the goal?  Are you looking to manage your SG&A to your revenue?  Do you have a fixed dollar amount you’re trying to pull out or are you just kind of playing it, you know, month to month given the volatility in the environment?

Jason Macari:                      Well I guess both of us can chime in on that one.  I would say that our goal in our SG&A formula is simply to drive it towards a growth level that we feel like can be sustained by the retail community.  In other words, we want to gauge our investments and new product development and our overall operational expansion to what we believe retailers are looking for.  So, right now we feel that retailers are less aggressive on putting new products and expanding categories and taking risks.  So consequently, what we’re doing is, our product development efforts are very, very focused.  We are, we are not — we’re eliminating the products that are out there on the bell curve, so to speak, that are riskier or we’re not as sure that they’re winners.  And we may, you know, so we’re kind of narrowing our development so that or consequently that means that we should be investing less dollars and keeping things closer to the vest.

From an operational standpoint, we have had a lot of activity in the company in order to reduce inventories, clean up our SKU count, eliminate like items, and simply try to drive our inventory and efficiencies up and streamline our operations.  So, we did do, we made the two acquisitions last year.  I think we took a first cut in 2008 at integrating those businesses but I think we’re going to take a second cut at that this year and consolidate a little bit more and streamline our operations.

Scott Vanwinkle:                Great, thank you very much.

Jason Macari:                      Thanks.

Operator:                              We will take our next question from Sean McGowan with Needham & Company.

Sean McGowan:                  Thank you.  I also have a couple of questions.  Given the commentary on how shipments were light in January but point-of-sale seemed to be good, did you see, you know, acceleration in shipments in February and March relative to the prior year?  You know, are the retailers trying to catch up?  You know, they ended the year with low levels but are they trying to catch up with the stronger sell through?

Jason Macari:                      My thoughts on that are they’re playing it very close also.  I think that retailers right now are very leery of high inventories.  They’re all just — when they contracted I don’t think they were looking necessarily to expand after they contracted.  I think they’re working on lower inventories.  So that contraction I see as more of a one time thing for the year and as long as consumer demand holds up which is I guess everybody’s question, I believe that the — I would say more normalized versus accelerated.  And we saw basically our plan kind of come back to life in February and March.  So, that’s kind of what we’ve seen.  I haven’t seen really an acceleration to speak of.

Sean McGowan:                  Is that to say then that some of those shipments that you might have expected in January won’t be made up then?

Jason Macari:                      That’s possible.  I mean, you know, it really comes back to if we’re all, if the supply chain or the retail supply chain is — if they’re purposely keeping less inventory that could be a loss.  However, we obviously are aggressively pursuing additional business throughout the year so I’m not saying necessarily that we — I guess those products and those sales in January were definitely losses and something that we’re not going to pick back up in say February and March.  But I do think that we ourselves across the board will pick up based on additional new product shipments throughout the year, so.

Sean McGowan:                  Right, can you quantify some of the shelf space increases that you’re seeing, you know, now that you’ve got almost a full quarter into the year.  Can you look at how the full year, on year shelf space increases (inaudible).

Jason Macari:                      Well year-over-year I would say we had increases, tough to put a percentage on it but we had increases pretty much at every major retailer.  And I would say that the products that we have been able to put on those shelves have been checking out very well.  Every year we do a kind of a drop chase meeting with most of our retailers once the new product sat and we get, you know, few weeks or a month under the belt.  And I can, you know, honestly say that there are very, very few drops.  Most everything is performing at or above expectations.  So, that’s the good news.

Now the challenge is how do we chase those sales and maximize them with.  You know and I know the retailers are going to be seeking promotional support but we on the other hand are seeking to promote our products also and, you know, get things like end caps or, you know, special position within the store.

Joe Driscoll:                         You know Sean, we still have opportunities to expand our presence in terms of the number of stores within a retail chain so there’s still, you know, we’ve got a lot of new shelf space this year but in some cases it might only been for a few hundred stores of a chain.  So, you know, we still have opportunities across the board to get more stores, you know, expanded into.

Jason Macari:                      Joe actually brings up a good point in that I’ve seen all retailers testing more than I’ve ever seen, you know, in my time in this industry.  They’re all aggressively testing items and trying to find out what works in this retail environment.

Sean McGowan:                  Okay, thank you.  Different question then, are you seeing any surprises on the regulatory front, you know, with product, you know, the new regulations on what products can contain.  Is there anything that’s caught you by surprise?

Jason Macari:                      I would say no.  We started working on being CPSIA regulations back when it was proposed well over a year and a half ago.  We’ve been working over that time to make sure that all our products comply, that we have the certificates of performance that we need and that we, our inventories are clean if you will.  And so we’ve been working on that for quite some time.  I think the way the laws were written are tough but I think our product development quality groups have done an exceptional job.  Our operational results have done an exceptional job making sure that our products comply.

Sean McGowan:                  Okay, good.  Any comments on how you think your market share in the monitor market is going, you know, video monitors?

Jason Macari:                      I think it’s still very strong.  I mean, we are the leader and, you know, there is competition.  It’s always there and I think we’re holding, we’re certainly holding our number one position and continuing to develop and drive that category.  We have, we’ve released some really nice, new products that are on many retailer shelves and on the web and we’ve, we have some in development that I think are super.  So, that’s a category that we continue to drive and we’re not losing sight of.

Sean McGowan:                  Okay, one more question for you Jason.  Can you quantify the SKU reduction?

Jason Macari:                      Sure.  It’s actually pretty substantial.  If I was to put a percentage on it I would say 25 or 30% of our SKUs we are in one way or another discontinuing or phasing out.  We had a, over I’d say the last six months we’ve had a pretty concerted effort to clean up our system, eliminate SKUs that aren’t performing, phase out ones that are marginal and really focus our time and energy on the categories and SKUs that are performing.  We also, you know, we feel like we should be reducing our inventories pretty significantly and so we’re been aggressively going after that.  So, it’s really company wide and I think the results are starting to kick in probably this quarter and hopefully second quarter we’ll see some better reductions in inventory.

Sean McGowan:                  But you’d still be able to expect to grow revenue with a 25 to 30% reduction in SKUs?

Jason Macari:                      Yes.  I actually and let me be clear about it too.  It’s not necessarily reduction in products.  It’s reduction in SKU count, meaning multiple SKUs of one product.

Sean McGowan:                  Right.

Jason Macari:                      And it really just simply allows us to clean up our inventory, our ordering patterns.  It allows us to be more efficient in what we do so we’re not planning, tracking, selling, multiple so many SKUs.

Sean McGowan:                  Right.

Jason Macari:                      So that’s really what we’re focused on and it is going very well.

Sean McGowan:                  Okay.

Joe Driscoll:                        And if you trade a certain customer from one SKU into another SKU, we’re not losing any sales.

Sean McGowan:                  Right.

Joe Driscoll:                        You know so we might be dropping a certain color or certain pack out of an item but we just switched a customer from that item into a, you know, a more regular item.  So, we’re not losing the sale.

Sean McGowan:                  Well, thanks for clarifying that.  And then last question for you Joe, can you talk a little bit about you know, access to cash and you know, any acquisitions that you might come up with or are we be able to move on them?

Joe Driscoll:                        Yes, access to cash, I guess you know we’re in compliance with a lot of bank facilities so, you know, we’re really using our bank lines more today as working capital.  So, if we find acquisition opportunities, you know, we’re trying to negotiate them in such a way that you know, there’s very little cash up front, if any, you know heavily earn out based or you know, some you know, structure that will enable us to you know, not pay out a lot of cash up front.  So we have a lot of conversations ongoing along those lines but, you know, those are kind of the constraints we’re under right now.  You know, if we want to go out and raise new capital for acquisitions in this environment it’s pretty expensive whether it be the bank debt or some other form of capital.  So, I guess we’re not aggressively seeking that additional capital at this point in time unless we found a real home run.

Sean McGowan:                  Right, okay.  Thank you very much.

Operator:                             We will take our next question from Nelson Obus with Wine Capital.

Nelson Obus:                       Hi there, guys.

Jason Macari:                     Hi Nelson.

Nelson Obus:                       First of all, Joe, you know, I think you mentioned 13.8 on EBITDA for the year but that’s not what’s in the press release.

Jason Macari:                     It is on the, the 13.8 is actually our pro forma number which includes the first three months of the year for Basic Comfort and Kiddopotamus.

Nelson Obus:                       Right, okay.

Jason Macari:                      12.8 would be what’s on you know, the formal SEC reporting and then 13.8 includes those other guys for the first three months of the year.

Nelson Obus:                       Because we’re looking forward to an anniversary where we can call that in comp okay.  And what were the, within SG&A what were the — I’m sorry, within EBITDA — what was the calculation for non-cash, non-cash comp charges?

Joe Driscoll:                        Just the stock option expense for the year was $360,000.

Nelson Obus:                       Okay, 360K thanks.  Look, I hate to put you guys on the spot but it is a big issue.  And since you mentioned it three times in your narrative I think it would be good to put some meat on the bone.  I just, I don’t see the reduction in inventory.  I mean, what I see is 19.3 million at the end of the, at the beginning of the year.  31.1 which is what we got when you went back and looked at the Q3 balance sheet dropping off to 30.9.  And maybe there’s some seasonal stuff but a $200,000 reduction in inventory, frankly doesn’t gel so much with the narrative that we just got.  So maybe I’m missing something and maybe it’s something that’s happened since the year’s ended.  But anyway, you’ve got the floor to explain it to us.

Jason Macari:                      No, I think you’re right Nelson.  I think in fourth quarter we were really getting our ducks in order and I would say in first quarter and really into second quarter is where you’ll see the reductions.  We do have a normal increase in inventory around Chinese New Year, as you know.  And so we did take in extra inventories of product that are obviously moving very well.  And I think the real, if you kind of seasonally adjust it, I think the real reductions will start getting down into the you know, if I was to go out on a limb I’d say our target right now would be at least 25 million in inventory.  And where I think you’ll see that in second, maybe third quarter because our sales force right now is aggressively selling those products and some of them are phase out so they’re selling on a regular basis what we’re just simply not reordering.

Nelson Obus:                       Okay.  (Unintelligible).  Yes?

Jason Macari:                      I was just saying, Chinese New Year and first quarter are, you know, our pipelines really (inaudible).

Nelson Obus:                       Okay.  All right, so we’ll look forward to seeing it on the balance sheet later on in the year.  Do you guys factor?

Jason Macari:                      No, we do not.

Nelson Obus:                       Okay, good.  I’m just, I mean — I know you had to go there.  I mean there are some consumer product categories where the stores are moving to a — not this category I hope — but stores are moving to consignment type arrangements.  We’re not seeing any of that are we?

Jason Macari:                     We are not, no.

Nelson Obus:                       Thank god, okay because that would not be.  I think I’m going to get back in line.  Let me just see if I have one other thing here.  Yes, you went over what the SKU was.  You went over the monitor issue and just what are the product quality expenses?  I mean, what exactly is involved in that and what exactly were the higher – this is my last question – what exactly were the expedited shipments with higher freight costs since obviously you were doing a favor for somebody?

Jason Macari:                      Let me address the quality issues first.  As most everyone knows, the Congress, you know, enacted a new CPSIA law which basically mandated certain things, certain testing and certification of those tests to be, you know, on record with you know, consumer products companies and specifically, for ages zero to 12 products that are destined for use for children zero to 12.  And, you know, a lot of it revolved around lead.  Some of it revolved around valid plastics.  In general, it revolved around traceability and the place that we probably spent the most money on is certifying that those products conform to those new standards.

So, the additional testing really came down to taking every one of our products, whether it’s been tested or not and retesting it, recertifying it.  And quite honestly, I think it’s a great new law in the sense that it really, I think takes it to a new level of protecting our children.  On the flip side of that, it’s a bit of a, there’s a bit of a cliff meaning, the way the law was written it went into effect pretty much immediately.  And you know, put I think, it puts a lot of pressure on manufacturers and retailers.  So, you know, it’s kind of a double edged sword because it does the right thing.  It’s just a little harsh in the way that it’s doing it.

Nelson Obus:                       Sounds like a one time deal.  Any ballpark what it cost us?

Jason Macari:                      I think over the last year we’ve probably have spent an extra $0.25 million on.

Nelson Obus:                       Okay.  And I’m right it’s a one time thing, right?

Jason Macari:                      Not really.  I mean, it’s a one time thing to go back and do all of your existing products but the new testing requirements, the new certification requirements are going to be ongoing.  Meaning you have to recertify your product each year.  You have to certify your new products to a tougher, you know.  I’ll give you an example.  We released a product, it was a gear item and in order to certify it the lab needed 80 products.  In past years we would submit maybe a dozen but in order to pass the new certification, in order to collect enough samples of the paint, of the substrates, of all the materials they needed 80 samples.  So those 80 samples cost us real money.  I mean it’s, you know, and if you multiply that over 100 products that’s pretty costly.

Nelson Obus:                       Okay.  I understand.  What were expedited shipments?

Jason Macari:                      Typically.

Nelson Obus:                       I’m sure (inaudible) like that that you’re probably the only industry that, you know, they deliver a charge for expedition.

Jason Macari:                     I know in the toy industry they do.  Juvenile I know they do.  I can’t speak to other industries but I will tell you it’s simply, you know, customer A wants the product on January 1st and it goes into production on December 15th and the only way to get it there is to either air freight it or put it on a boat and then maybe put it on trucks pre-paid to the customer.  So, those extra charges really come down to that service level of making sure the customer has it when they want it.

Nelson Obus:                       Now does customer A ever, does customer A, you know, do you ever work with them on?

Jason Macari:                     Absolutely.

Nelson Obus:                       So that something like this gets blown into something, I guess should we characterize as a change order so that they wind up paying for it or is that unheard of?

Jason Macari:                     Yes, that doesn’t really happen.

Nelson Obus:                       Okay.

Jason Macari:                      I would say that they do work with us sometimes to push out a date or to, you know, if something’s in an ad and you know, (inaudible) happen they’ll stretch it out or take it out but you know, by in large they expect us to get the product to them if they want it.

Nelson Obus:                       Fine.  I’ll trade that off with there being no consignment efforts going on in the industry.  Thanks.

Jason Macari:                     Thanks Nelson.

Operator:                             We’ll take a follow up question from Scott Vanwinkle with Canaccord Adams.

Scott Vanwinkle:               Hi, one quick inventory follow up question.  You talk about those 25 to 30% of SKUs going to be, you know, phased out or discontinued or what have you.  Is there a percentage of those of that inventory that, you know, might get pushed into an alternative channel for liquidation or is this something’s going to happen as the product sells to your existing retailers or existing (inaudible).

Jason Macari:                    That’s a good question.  We’ve identified a really aggressive amount of inventory that we are pushing to secondary retailers.  So, we definitely have identified items that we want to move outside of normal channels and we are doing that.

Scott Vanwinkle:                 Okay, thank you.

Jason Macari:                      Sure.

Operator:                             We will take our next question from Walter Ramsley with Walrus Partners.

Walter Ramsley:                 Hi, good afternoon Jason, Joe.  Congratulations, great performance under tough circumstances.

Jason Macari:                     Thank you.

Joe Driscoll:                        Thanks.

Walter Ramsley:                 A couple of questions, could you just quickly remind us what the pro forma numbers were for Q1 ‘08?

Joe Driscoll:                        Q1 ‘08 it was 34 million of revenue and there was like 3.7 million of EBITDA.  I have it right in front of me.

Walter Ramsley:                Okay.  Okay, so the upcoming year you expect to be pretty much flat year to year?

Joe Driscoll:                        We expect to be looking at Q4 ‘08, the numbers we just reported, we would expect to be flat to slightly down from Q4 ‘08, what we just reported.

Walter Ramsley:                Okay.

Jason Macari:                     For Q1.

Joe Driscoll:                        For Q1 of ‘09.

Walter Ramsley:                 Right, I get it.  Okay.  And do you have any information about the current growth rate trend and how that normally is affected by recession, you know, economics, recessionary economics?

Jason Macari:                     I, the last growth rate trend I saw was about a year old and that said that we had a record number of growths in 2007.  2008 they haven’t come out with any numbers I’m aware of yet.  We have looked for them but I would say that in general and we actually talked about this on our Board, at our Board meeting last month is that in general, recessions have a tendency to reduce the number of growths.  However, a couple of events have bucked that trend.  For instance, 9-11 although that was kind of a forced contraction, it was, growth rates actually went up.  People started I think staying closer to the home, less overt activity.  It was really more kind of nesting almost by a lot of Americans and so I can’t honestly answer to that about 2009.  I have not heard any real specifics lately.

Walter Ramsley:                 Okay.  And then as far as your competitors go, the competitive environment just in general.  You know, have you been seeing, you know, really promoting and discounting or are they trying to you know, milk their product lines as well as they can and maximize their profit?

Jason Macari:                     I’m sorry.  I didn’t quite understand that.  Are you asking about retailers or competitors?

Walter Ramsley:                Competitors.  Are they, you know, really discounting and competing hard, aggressively or are they trying to, just figuring they’ll make what they can?

Jason Macari:                     My, what I see out there right now is that competitors are and everybody’s kind of a little bit on their heels I think.  Most of our competitors are making sure that they’re shoring up, if you will, their key parts to their business.  I don’t see a super aggressive environment out there.  We all know that sales are down so you know, to then go out there and beat each other up and give it away I don’t think really makes sense.  So I see normal, strong competition.  I mean, our competitors are very aggressive and we certainly don’t take that lightly at all.  But I don’t see anything extraordinary.

Walter Ramsley:                Okay.  And just one last thing I guess, as far as the upcoming year or whatever timelines you want to talk about.  Do you have a strategy in mind as to how to handle the debt that is outstanding?  Are you going to pay that down as quickly as you can or just kind of let it ride or what do you have in mind there?

Joe Driscoll:                        You know, we would like to pay it down as quickly as we can so, you know, really it’s hand in hand with our inventory reduction plan and just operating our business a lot more efficiently, more profitably.  But yes, we would like to reduce our debt load as much as we can this year.

Walter Ramsley:                 Okay.  Well that sounds great.  Thanks again.

Jason Macari:                     Thank you.

Operator:                             We will take our next question from Tony Gikas with Piper Jaffray.

Tony Gikas:                         Hey, good afternoon guys.  A couple of questions, you talked about a little bit of relief to gross margins starting in the second quarter.  Could you characterize the benefits in the back half of the year?  I would assume it’s going to be even better there.  And second question, you talked a little bit about the consumer but how much are they trading down right now?  Would you maybe just characterize that?  Have you been able to shape your product line to more value oriented products or get more value oriented in the market?  How flexible are you guys in that regard?

Jason Macari:                      With respect to value-driven sales, we do have a number of products that are more price-sensitive, more price point.  But I think in this environment, I see the retailers trying to — they are definitely putting out and offering a value-driven product.  I’ve seen it in a number of categories but I’m not convinced that they want to sell those products.  They feel like they have to have them on their floor and they — it’s important to them to offer their consumer the full range of price points.  But I would say in general and it’s tough to generalize because we do business with, you know real mass merchants, specialty, internet.  We do, our business has a relative mix in it with high to low and what I think in general, retailers are trying to find ways to drive the consumer to the products that are best valued, not just best priced.

So, we’ve always focused on value but not at a low end value, really value at the high end.  And the equation still works.  I mean, the good thing about the juvenile industry is that Moms and caregivers are still willing to buy the best for their baby.  And it’s not a question of whether or not they’re going to buy that spa tub or the 9.99 tub.  If they have it in their mind that they’re going to buy the best for their baby they’re going to go reach for that best tub.  And so, I would say that we have not seen a huge change in consumer habits there.  Absolutely there is a group of consumers that are trading down but not necessarily our consumer.

Tony Gikas:                         Any gross margin comments?

Jason Macari:                      I would say that the second half of the year we should definitely see a continuing improvement.  I don’t necessarily want to quantify that but I do think it will continue to improve.  If any of the projects that we’re working on and I’m very well aware of them, actually will come due if you will, the actual savings start kicking in, in the second half of the year, so.  You know, as we work off inventories or we actually see the project come to fruition and, you know, the cost or the improvements in cost changes actually kick in.  So, I think it should improve for us.

Tony Gikas:                         Okay and then the 25 to 30% of SKU reductions during the year, what portion, what percent of sales did that represent?

Jason Macari:                      I would say very small because many of the SKUs are either items that were, you know, discontinued or products that were multiple SKUs of one item and, you know a good example might be where we have two gates.  One gate is, you know, a little higher, a little taller or different color or different shape, different size.  Or we have two bath items, one is assorted in pink and blue and the other one is just blue.  You know, those are the kind of things that we’re trying to do is just to streamline inventory.  So, instead of having you know, five different versions of one product we might have two or three.  We might have a version destined for one particular retailer or may have a version that’s destined to the U.S. market or the Canadian, U.K. and international market.  So, it might be a multiple language item but not two or three of that.  So, it’s really a consolidation, not necessarily.  I want to make sure, you know, folks don’t confuse it with eliminating good products.  We’re really trying to condense the number of SKUs that we have, not necessarily eliminate a big percentage of our product line.  There is some of that but definitely not 25 or 30%, more like five or 10% of that.

Joe Driscoll:                        And as we said, we, you know, we’re generally able to switch somebody into one of those discontinued SKUs into an ongoing SKU so that we don’t lose the sale.

Tony Gikas:                         Okay, great job guys.  Good luck.

Jason Macari:                      Thank you.

Operator:                             Okay, we’ll take a follow up question from Nelson Obus with Wine Capital.

Nelson Obus:                       You know, I know you’ve talked about this a lot Jason but those of you who know your pedigree, probably their ears perked up when they heard about SKU reductions since that was the formula that kept Safety First from going belly

up.  I mean, I assume you’ve been down this road before and we can expect and is there any way to quantify what that kind of SKU reduction has a range in terms of what it could do to gross margins?

Jason Macari:                     Well, it’s interesting you know.  You’re right.  I have been down this road before and our goal is to not let it get anywhere near where it got at there.  So, hopefully we’ve learned from our past not to be bitten by it again.  I think what we’re doing right now is that we’ve experienced a number of years of growth, high growth, 50% or more growth in a row.  And what we feel we should be doing right now is with the market contracting the way it is, we feel like our sales will be, you know, up this year but not the way it has been in the last year.  So, now is a good time to do some housekeeping, work on our overhead, work on our operations and just become more efficient at what we do.

Nelson Obus:                       Okay.  So, it’s a little housekeeping.  Let me just share one little conundrum that seems to come out of this call, okay.  You’ve given us two pieces.  First of all, I’m assuming that this business is basically not seasonal.  Every time I ask you, you tell me it’s not seasonal.  Okay.  Secondly, you had told us that January was kind of a disappointment but things kind of perked up after that just in terms of where things are going right now.  Thirdly, you’ve told us not to expect a quarter that would exceed in an EBITDA basis, the EBITDA of a year ago which was 3.7 million.  I’m just trying to make sure how this all gels.  So if we’ve got, I guess what you’re saying then is that January created enough resistance it would be impossible to claw back, you know, to where things were a year ago even though you have made some impressive acquisitions in that period, right?  I mean, that’s basically what you’re saying and we should be patient and see what develops as the year goes on, right?  Is that (inaudible)?

Jason Macari:                     That’s well said.  We, our business is not seasonal however every year seems to be a little different, meaning that some years we’ve had years where our first quarter was really our strongest quarter.  This year I don’t believe it will be our strongest quarter.  I believe that the back half of the year, again given the consumer, you know, not retreating any more.  If the consumer stays basically where they are today I think that the back half of the year could be our strongest because we have some really great things happening.  We have retailers that I think are, we’ve partnered very well with and we’re working very closely with to develop new ways for them and for us to profit and to come out with new items that really, that really meet needs that either aren’t met or aren’t met as well.

So, we have a lot of things brewing I think and I definitely think that what we’re saying is that slow start with January but we feel like we’re going to get stronger throughout the year.  And I think that with the focus on streamlining the operations and our inventory and our SKUs, et cetera we believe we’ll also get more profitable as the year goes on.  So, it, you know, and each year is different.  You know, this year I wouldn’t be surprised if our back half is stronger than our first half, again given the consumer, you know, hanging in there.  But it really comes down to this year is a little different because of what happened in the fourth quarter of ‘08.

Nelson Obus:                       Final question from me, you know, it’s a fairly concentrated retail environment that a fragmented industry needs to sell into.  What are you doing to make sure that if one of our, you know, if one of the large retail players gets in trouble that Summer Infant doesn’t wind up you know, with a lot of receivables that basically give you a position in line.  And it must be a very difficult balancing act and I bet you wish I didn’t ask the question.  But I mean, just in general terms, okay.  I mean, have you implemented anything new to protect us without pissing off, you know, your customers who clearly would like you to ignore this.

Jason Macari:                      I think our best defense is a good offense and that basically comes down to continuing to grow at a rapid rate with a wider base of customers.  And we have, I would say excellent relationships with our key customers right now.  And we don’t, we only want to strengthen those.  But at the same time, we want to be aggressively pursuing a broader market.  Meaning, we are growing nicely in Canada.  We are growing in the U.K.  We are starting to look at Europe a little bit more successively.  We are looking at other markets I guess is the best way to say it.  We were expecting a question about customers and I would say that we have gained some listings in places like Wal-Mart Mexico.  We have some new distributor relationships, again very small but healthy start to expanding our presence in other markets.

Nelson Obus:                       Yes, I think you know, I think that’s a wise thing to do and you know, the question I asked earlier about factors simply had to do with the fact that you’ve got pretty sharp pencils are seeing some risks where they didn’t see it before and building it into their fee structure.  So, that’s what you know, that doesn’t tell me — that doesn’t tell you anything that we all don’t know.  So, good luck, you know, good luck expanding your customer base.  I want you to do 1% with 100 customers, okay.

Jason Macari:                      I wish that was possible.

Nelson Obus:                       So do I.  Okay, thanks.

Jason Macari:                      Thank you.

Operator:                             And we’ll take a follow up question from Sean McGowan, Needham & Company.

Sean McGowan:                  Hi thanks.  Joe, did you mention what the capital expenditures were in the fourth quarter and could you talk about what your expectations are for 2009 and also depreciation amortization for 2009?

Joe Driscoll:                        Yes, the full year cap ex was somewhere around $3.7 million.  That includes everything.  That includes new product moulds.  That includes lease hold improvements, computer equipment, et cetera.  So, in terms of depreciation and amortization going forward, I think you can take a comparable number that we had in the fourth quarter of ‘08 and use that, maybe gradually increasing each quarter a little bit as we add new things into our fixed asset mix.

Sean McGowan:                 Okay, I wasn’t sure if the SKU reduction had an impact going the other way on that.  And would you expect the full year cap ex to be in the same ball park?

Joe Driscoll:                        We expect it to be less.  Our goal for this year is to have lower cap ex, really to try to and a lot of it comes down to a more focused product development efforts.  So, you know, if we’re more focused on product development, which items we really believe in, that will help us I guess spend our money more efficiently on new moulds.  So, you know, we’re going after the ones that we really think are going to be hits.

Jason Macari:                    The best expression that fits that is we are rifle shooting this year, not shot gunning.

Sean McGowan:                 Great.  All right, thank you very much both of you.

Jason Macari:                     Thank you.

Joe Driscoll:                        All right.

Operator:                            We will take a follow up question from Scott Vanwinkle with Canaccord Adams.

Scott Vanwinkle:               Hi, real quick follow up.  I apologize if you’re (unintelligible) I haven’t had a chance to read through the press release because I’m on the road but was there anything in the fourth quarter or expected in the first quarter as far as reserves?  Again, some of this, you know, inventory you expect to liquidate here in the near future?

Joe Driscoll:                       We’ve established reserves on our books.  Every month we book some more into, you know, obsolescence reserves.  So, there was nothing unusual that we booked in the fourth quarter.  Nor would there be anything unusual in the first quarter other than our standard reserve that we book just every month to take into account things that go obsolete or things like that.  But we’ve been having good luck with selling off most of our discontinued items at cost or very close to cost so, we think we’re pretty good on that front.

Scott Vanwinkle:                Joe, do you think that might have a little negative impact on the gross margin here in the March quarter if you’re going to be liquidating a little bit more than normal?

Joe Driscoll:                        Yes, if you, you know, if you are liquidating more than normal than that would bring down your margin percentage somewhat.  So, we’ll probably go into some detail on that once we get the final Q1 numbers, you know, so we can say, all right this year’s Q1 we had X amount of close outs versus last year where we only had, you know, Y amount of close outs.  And there is always somewhat of a margin impact on close outs.

Scott Vanwinkle:                 Excellent, thank you.

Operator:                              This concludes today’s question and answer session.  At this time I would like to turn the conference back over to Mr. Macari for any additional comments.

Jason Macari:                      Well, I would just like to thank our employees for their continued dedication and commitment to Summer and I’m very proud of our achievements this year.  I would also like to thank our shareholders and investors for their ongoing support.  We are very excited about the continued opportunities here at Summer and the year ahead despite challenges in the broader macro economic environment.  We as a team remain committed to executing on our strategy, growing our business and in turn, building shareholder value over the long term.  So, thank you and talk to you soon.

Operator:                              That concludes today’s conference call.  Thank you for your participation and have a wonderful day.